Exhibit 99.1

Ocugen, Inc. Provides Update on its Phase 2/3 Study of COVAXIN™ (BBV152)

MALVERN, Pa., April 12, 2022 (GLOBE NEWSWIRE) – Ocugen, Inc. (NASDAQ: OCGN), a biotechnology company focused on discovering, developing, and commercializing novel gene therapies, biologicals and vaccines, announced that the Company was informed by the U.S. Food and Drug Administration (FDA) that the agency placed its Phase 2/3 immuno-bridging and broadening study for COVAXIN™ (BBV152), OCU-002, on clinical hold.  This is a result of the Company’s decision to voluntarily implement a temporary pause in dosing participants of OCU-002 while it evaluates statements made by the World Health Organization following their inspection of Bharat Biotech International Limited’s (BBIL) manufacturing facility. We will work with the FDA to address any questions.

About Ocugen, Inc.

Ocugen, Inc. is a biotechnology company focused on discovering, developing, and commercializing novel gene therapies, biologicals and vaccines that improve health and offer hope for people and global communities. We are making an impact through courageous innovation, taking science in new directions in service of patients. Our breakthrough modifier gene therapy platform has the potential to treat multiple diseases with one drug and we are advancing research in other therapeutic areas to offer new options for people with unmet medical needs. Discover more at www.ocugen.com and follow us on Twitter and LinkedIn.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Such forward-looking statements within this press release include, without limitation, our intent to work closely with the FDA with respect to resolving the clinical hold on our immuno-bridging trial for COVAXIN™. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from our current expectations, such as market and other conditions. These and other risks and uncertainties are more fully described in our periodic filings with the Securities and Exchange Commission (the “SEC”), including the risk factors described in the section entitled “Risk Factors” in the quarterly and annual reports that we file with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Except as required by law, we assume no obligation to update forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, after the date of this press release.

Ocugen Contact:
Ken Inchausti
Head, Investor Relations & Communications
ken.inchausti@ocugen.com

Please submit investor-related inquiries to: IR@ocugen.com